McMoRan EXPLORATION CO. ANNOUNCES
       EXPLORATION PROGRAM WITH EL PASO PRODUCTION COMPANY
         COVERING FOUR SHALLOW-WATER, DEEP-GAS PROSPECTS
               ON 100,000 ACRES IN GULF OF MEXICO

NEW ORLEANS, LA, June 7, 2002 - McMoRan Exploration Co. (NYSE:MMR) today announced that it has entered into an oil and gas exploration program with El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP) covering four shallow-water, deep-gas prospects on 100,000 acres in the Gulf of Mexico where McMoRan has exploration rights. Under the program, El Paso will fund all exploration drilling and development costs and will own 100 percent of the program's interests in the four prospects until aggregate production to the program has reached 100 Bcfe (billion cubic feet of natural gas equivalent). After aggregate production of 100 Bcfe, ownership of 50 percent of the program's interests would revert to McMoRan. The four prospects included in the exploration program are "Hornung" at Eugene Island 108 (28-foot water depth), "JB Mountain" at South Marsh Island 223 (10-foot water depth), "Lighthouse Point" at South Marsh Island 207 (16-foot water depth) and "Mound Point" at Louisiana State Lease 340 (10-foot water depth).

     The program is effective immediately, with drilling of the Hornung prospect at Eugene Island Block 108 having commenced on April 30, 2002. As previously reported, the Hornung deep prospect, which is located in an area where McMoRan controls 20,000 acres with a 28-foot water depth, has a planned TVD (total vertical depth) of 21,800 feet. The Hornung prospect is in the immediate area of McMoRan's discovery at Eugene Island Block 97 Thunderbolt prospect where three successful wells were
drilled, the deepest to a TVD of 16,400 feet.   The McMoRan/El
Paso program holds a 40.0-percent working interest and a 29.5-percent net revenue interest in the Hornung deep prospect. Ocean Energy, Inc. (NYSE: OEI), the operator, holds a 32.8-percent working interest; Magnum Hunter Resources, Inc. (ASE:
MHR) holds a 2.2-percent working interest; and another participant holds the remaining 25.0-percent working interest. McMoRan expects that drilling of the other prospects will commence in 2002, with drilling of the JB Mountain prospect commencing in June 2002.

     James R. Moffett, Co-Chairman of McMoRan said, "This agreement with El Paso provides McMoRan funding for our near-term exploration and provides substantial upside to grow our reserve base from exploration success on these prospects."

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site "mcmoran.com".


CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas
activities.   Important factors that might cause future results
to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the availability of financing; and facilities closure costs. Such factors and others are more fully described in more detail in the companies' 2001 Annual Reports on Form 10-K filed with the Securities and Exchange Commission.